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                                                                   EXHIBIT 10.14

                    AGREEMENT TO ENTER LEASE OF REAL PROPERTY

                    Landmark at Eastview, Tarrytown, New York

         This Agreement to Enter Lease of Real Property (this "Agreement") is made as of the 21st day of June, 2004 (the "Effective Date") between Eastview Holdings LLC, a Delaware limited liability company ("Eastview"), and Bernardo Property Advisors, Inc., a California corporation ("BPA").

                                    RECITALS:

         A. Eastview's Subject Land. Eastview owns fee simple title to the following lands (collectively, the "Subject Land"):

                  (1) Greenburgh Core Campus. The land in the township of Greenburgh, New York, shown as Lot 2 on the Preliminary Greenburgh Subdivision Site Plan prepared by John Meyer Consulting last dated April 13, 2004 (the "Greenburgh Subdivision Plan"), which subdivision plan is attached hereto as EXHIBIT A-1 and made a part hereof. Eastview has submitted the Greenburgh Subdivision Plan to the appropriate governmental authorities in the township of Greenburgh in order to establish said property, in accordance with applicable laws, as consisting exclusively of separate legally subdivided lands distinct from the lands described in clauses (2) and (3) below. The approval of said plan subject to and in accordance with Paragraph 6.1.1 hereof sometimes is referred to herein as the "Greenburgh Map Event". Said land, as the boundaries thereof may be adjusted in connection with the Greenburgh Map Event, sometimes is referred to herein as the "Greenburgh Core Campus".

                  (2) MSG Parcel. The land in the township of Greenburgh, New York, shown as Lot 1 on the Greenburgh Subdivision Plan. Said land, as the boundaries thereof may be adjusted in connection with the Greenburgh Map Event, sometimes is referred to herein as the "MSG Parcel".

                  (3) Residential Parcel. The land in the township of Greenburgh, New York shown as Lot 3 on the Greenburgh Subdivision Plan. Said land is to be zoned for residential development. Said land, as the boundaries thereof may be adjusted in connection with the Greenburgh Map Event, sometimes is referred to herein as the "Residential Parcel".

                  (4) Mount Pleasant Core Campus. The land in the township of Mount Pleasant, New York, shown as Lot 1 on the Mount Pleasant Full Development Plan (Option B), prepared by John Meyer Consulting dated June 8, 2004 (the "Mount Pleasant Subdivision Plan"), which subdivision plan is attached hereto as EXHIBIT A-2 and made a part hereof (the "Mount Pleasant Core Campus"). Eastview intends to submit the Mount Pleasant Subdivision Plan and related application materials to the appropriate governmental authorities in the Township of Mount Pleasant in order to:

                                    (i) establish said property, in accordance
                           with the applicable laws, as consisting exclusively of separate legally subdivided lands distinct from the lands described in clause (5) and clause (6) below (or subsets of land consisting exclusively of distinct legal parcels which together comprise such groupings of land), and

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                                    (ii) cause the delineation and mitigation of
                           certain wetlands substantially in accordance with the delineation of such wetlands as depicted on EXHIBIT A-2 and issuance of a related wetlands permit, and

                                    (iii) obtain site plan approval to permit
                           demolition of a certain existing parking lot area located on the Retail Parcel as depicted on EXHIBIT A-2, the demolition of sundry buildings on the Mount Pleasant Core Campus, and the construction of a new parking area on the Mount Pleasant Core Campus as generally shown in the area designated on EXHIBIT A-2 and to permit other immaterial site adjustments in accordance with Section 6.1.1 as may be required during the review process in Mount Pleasant. The approval of said plan in accordance with Paragraph
                           6.1.2 hereof sometimes is referred to herein as the "Mount Pleasant Map Event", and the Mount Pleasant Map Event and the Greenburgh Map Event sometimes are referred to herein collectively as the "Map Events".

                  (5) Home Depot Parcel. The land in the township of Mount Pleasant, New York shown as Lot 2 on the Mount Pleasant Subdivision Plan, which Land is already zoned for retail development and has site plan approval. Said land, as the boundaries thereof may be adjusted in connection with the Mount Pleasant Map Event, sometimes is referred to herein as the "Home Depot Parcel".

                  (6) Retail Parcel. The land in the township of Mount Pleasant, New York shown as Lot 3 on the Mount Pleasant Subdivision Plan, which land is already zoned for retail development. Said land, as the boundaries thereof may be adjusted in connection with the Mount Pleasant Map Event, sometimes is referred to herein as the "Retail Parcel".

         B. Purpose. Eastview desires to lease to BPA and BPA desires to lease from Eastview, together with the right to purchase, the Greenburgh Core Campus and the Mount Pleasant Core Campus (collectively, the "Leased Land"), all in accordance with and subject to the terms of this Agreement. If the Lease Closing occurs prior to the Greenburgh Map Event, then the Leased Land located in Greenburgh, for purposes of defining the demised premises under the Ground Lease, shall mean the Greenburgh Core Campus as depicted on EXHIBIT A-1 hereto. If the Lease Closing occurs prior to the Mount Pleasant Map Event, then the Leased Land located in Mount Pleasant for purposes of defining the demised premises under the Ground Lease, shall mean the Mount Pleasant Core Campus as depicted on EXHIBIT A-2 hereto.

         C. Purchase of Leased Land by BPA. The parties further desire to provide for the pursuit by Eastview of the Greenburgh Map Event and the conveyance of the Greenburgh Core Campus to BPA upon the occurrence of the Greenburgh Map Event and pursuit by Eastview of the Mount Pleasant Map Event and the conveyance of the Mount Pleasant Core Campus to BPA upon the occurrence of the Mount Pleasant Map Event, in accordance with the terms hereof and the Ground Lease.

                                   AGREEMENT:

         NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

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                       ARTICLE 1. LEASE CLOSING PROPERTY.

         Subject to the terms and conditions of this Agreement, Eastview agrees to lease pursuant to a ground lease, the principal terms of which are attached hereto and made a part hereof as EXHIBIT B-1 (the "Ground Lease"), and purchase and assign, pursuant to a bill of sale and Bill of Sale and Assignment of Related Property Rights, a form of which is attached hereto and made a part hereof as EXHIBIT B-2 (the "Bill of Sale and Bill of Sale and Assignment of Related Property Rights"), to be executed at Lease Closing in favor of BPA, and BPA agrees to lease, sell or take by assignment, as applicable, from Eastview, the following property:

                  1.1.1 BPA shall lease from Eastview and Eastview shall lease to BPA, the Leased Land all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to the Leased Land only:

                  1.1.2 Eastview shall sell and BPA shall purchase, all buildings, improvements and fixtures (other than fixtures owned by tenants pursuant to the Leases (as defined below) located on the Leased Land only (the "Improvements");

                  1.1.3 Eastview shall make an absolute assignment and BPA shall take an absolute assignment of, the landlord's interest in the "Leases," being all leases and subleases of space or other occupancy agreements affecting the Improvements, including without limitation: (i) the leases and subleases affecting the Greenburgh Core Campus or the Mount Pleasant Core Campus existing as of the date hereof, as listed on EXHIBIT D attached hereto and made a part hereof;
                           (ii) leases or other occupancy agreements pertaining to any portion of the Leased Land which may be made by Eastview after the date hereof and before Closing (as defined below) as permitted by this Agreement, and (iii) any and all related guaranties and security received by landlord in connection therewith.

                  1.1.4 Eastview shall sell and BPA shall purchase the "Personal Property," being all right, title and interest of Eastview in and to all tangible personal property, actually owned by Eastview now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Leased Land including without limitation: equipment; machinery; furniture; art work; furnishings; office equipment and supplies stored onsite, but excluding cash and deposits, bonds or other security.

                  1.1.5 Eastview shall sell and BPA shall purchase the "Intangible Property," being all, right, title and interest of Eastview, if any, in and to all intangible personal property now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Leased Land, including without limitation and all subject to the terms and conditions thereof: the name "Landmark at Eastview"; the plans and specifications for the Improvements; warranties, indemnities, applications, permits, approvals and licenses (to the extent assignable and applicable in any way to the above referenced

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                           Leased Land, Improvements or the Personal Property);
                           and insurance proceeds and condemnation awards or claims thereto to the extent provided be assigned to BPA hereunder.

         1.2 Ground Lease. Eastview and BPA shall use commercially reasonable efforts to agree upon a form of Ground Lease in form and substance reasonably satisfactory to both parties based upon the principal terms set forth in Exhibit B-1 attached hereto and made a part hereof and demising the Leased Land. Eastview and BPA shall diligently negotiate in good faith in an effort to agree upon such final form of the Ground Lease to be executed and delivered at the Lease Closing. In the event the parties are unable to agree upon the form of the Ground Lease on or prior to 12:00 P.M., New York, New York time on June 23, 2004, the Earnest Money shall be paid to BPA, and neither party shall have any further rights or obligations under this Agreement, except for such rights and obligations as expressly survive termination of this Agreement.

                      ARTICLE 2. INITIAL RENT INSTALLMENT

         2.1 Initial Rent Installment. The initial rent installment to be paid to Eastview by BPA for the Leased Land shall be NINETY EIGHT MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($98,500,000) (the "Initial Rent"), subject to adjustment as provided in Section 2.1.1 below. The Initial Rent, as adjusted for prorations and other adjustments as provided herein, shall be paid in cash in the manner provided herein.

                  2.1.1 (a) At Lease Closing, the Escrow Agent (as defined below) shall retain in escrow in an interest bearing account a portion of the Initial Rent equal to ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) as a holdback ("Holdback Amount"), to be released on the terms and conditions set forth below, in connection with Eastview's efforts to achieve the Map Events. At such time as both Map Events occur, Eastview shall be entitled to receive the Holdback Amount; provided however, that (subject to Section 2.1.1(b) and 2.1.1(c) below) if both Map Events do not occur on or before the date which is two years after the Lease Closing (the "Outside Date"), the Holdback Amount, with accrued interest thereon, shall be paid to BPA as a reduction of the Initial Rent. Eastview shall be entitled to receive the Holdback Amount, with accrued interest thereon, from the Escrow Agent upon unilateral written demand therefor received from Eastview, together with reasonable evidence of the satisfaction of the condition for release of the Holdback Amount to Eastview under the terms hereof.

                           (b) The parties agree that Eastview shall not be charged with any delay in the processing and/or approval of the Map Events and/or anything required to be done by Eastview or others in order to accomplish the same if such delay is caused by or due to or results from delays or limitations imposed by any governmental authority with jurisdiction over the activity at issue (in each instance, "Force Majeure Delay"); it being understood and agreed that the Outside Date for the occurrence of the Map Events shall be extended by one (1) day for each day that the processing and/or approval of either of Eastview's applications is delayed by reason of a Force Majeure Delay, so long as Eastview

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                           continues to pursue the map events with reasonable
                           commercially diligence. The term "Force Majeure Delay" shall include delays to the extent reasonably attributable to the issuance, by the governing authority or agency in connection with Eastview's application for approval of the Mount Pleasant Subdivision Plan, of a "positive declaration" in connection with its SEQR review, in the event of such a "positive declaration," the parties shall proceed with a common application for site plan approval for their respective parcels covered by the Mount Pleasant Subdivision Plan and the parties shall act diligently and cooperate in good faith to achieve such site plan approvals and the Mount Pleasant Map Event, including, without limitation, submitting any required studies, reports and investigations, responding to comments and requests for additional information and attending conferences, hearings and meetings as needed. BPA agrees that Eastview shall be the lead party in the pursuit of the approval of such common application and each party shall bear its own costs thereof to the extent attributable to such party's specific property and shall equitably share the costs associated therewith which are general in nature.

                  2.1.2 The parties hereby acknowledge and agree that BPA has received a credit in the amount of $1,500,000 against the amount of rent originally agreed to be paid to Eastview by BPA and that the amount of Initial Rent to be received by Eastview reflects such credit on account of certain repairs, replacements and capital improvements that BPA believes need to be performed at the Leased Land, including, without limitation, repairs and capital improvements to the central plant and powerhouse equipment and to certain parking areas. BPA acknowledges and agrees that it has made a full and complete study and investigation of the capital or other improvements at the Leased Land and that, subject to Sections 5.2 and 5.3 hereof, Eastview shall have no responsibility whatsoever with regard to the condition of such capital or other improvements or the cost of repair or replacement thereof.

         2.2 Deposit of Earnest Money. Prior to 5:00 P.M., New York, New York time on the Effective Date BPA shall deposit $500,000 in cash (such amount, including any interest earned thereon, the "Earnest Money") with Escrow Agent in an interest bearing account. The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in EXHIBIT E. At Lease Closing, the Earnest Money shall be delivered to Eastview and shall be paid to Eastview and applied towards the payment of the Initial Rent. The Earnest Money shall be promptly returned to BPA upon any termination of this Agreement other than by reason of BPA's default. Eastview and BPA agree that neither of them shall deliver any supplemental escrow instructions to the Escrow Agent calling for disbursement of the Earnest Money except in accordance with EXHIBIT E. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Eastview and BPA agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

         2.3 Title Company and Escrow Agent. The escrow agent ("Escrow Agent") is: Chicago Title Insurance Company, 711 Third Avenue, 5th Floor, New York, New York 10017,

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Attn: Elliot Hurwitz, Esq., Phone: 212-880-1205; Facsimile: (212) 880-1401. The
title company ("Title Company") is Chicago Title Insurance Company.

         2.4 Lease Closing Date. The "Lease Closing Date" shall mean August 25, 2004; provided, that the Lease Closing Date shall be subject to adjustment in accordance with this Paragraph 2.4 (including, without limitation, Eastview's right to adjust the Lease Closing Date to the 9th day of the month under Section
2.4.3 below):

                  2.4.1 The parties acknowledge that BPA is in the process of pursuing a public offering and related financings ("BPA's IPO") of approximately $450,000,000 in debt and equity. While BPA can not assure the timing of the public offering, BPA anticipates that the public offering will close in August of 2004. By "close" the parties mean that BPA has raised at least $450,000,000 in gross proceeds as described above. If BPA's IPO does not close on or prior to August 11, 2004, then BPA shall have the right to extend the Lease Closing Date to a date selected by BPA that is up to sixty (60) days after the previously identified Lease Closing Date by delivering, at least ten (10) business days (a business day meaning any day of the year other than any Saturday or Sunday or any other day on which banks located in New York, New York generally are closed for business) prior to the previous Lease Closing Date: (1) to Eastview and Escrow Agent, a written election to such effect setting forth the Lease Closing Date, and (2) to Escrow Agent cash in the amount of $500,000, which amount (together with interest thereon) shall be added to and thereafter shall be treated as part of the Earnest Money. BPA shall indemnify, defend and hold Eastview harmless from any claims, damages, liabilities, losses, costs, causes of action or other litigation (including reasonable attorneys' fees and disbursements) arising out of or resulting from BPA's IPO, except if any such matters arise out of any breach by Eastview of any of its representations and warranties contained herein but subject to the limitations on the recovery for a breach of any such representations or warranties contained in this Agreement.

                  2.4.2 From and after the closing of the IPO, BPA at all times shall have the right, subject to Paragraph
                           2.4.3 below, to accelerate the Lease Closing Date by written notice to Eastview and Escrow Agent establishing a Lease Closing Date on a date earlier than that previously identified (provided that the accelerated Lease Closing Date shall be no earlier than the 10th day immediately following the delivery of such written notice).

                  2.4.3 BPA shall use reasonable good faith efforts to cause the Lease Closing Date to occur on the 9th day of a month but in the event that BPA is not able to cause the Lease Closing Date to occur on the 9th day of a month, Eastview shall have the right to adjourn the Lease Closing Date until the following month such that the Lease Closing Date will occur on the 9th day of such month. In the event that BPA elects an extended Lease Closing Date that will not occur on the 9th day of a month, Eastview shall notify BPA in writing within 3 business days after BPA's notification of the extended Lease Closing Date of Eastview's desire to adjourn the

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                           Lease Closing Date to a date, selected by Eastview,
                           occurring on the 9th day of the immediately following month.

If the Lease Closing (as defined below) does not occur on or prior to the Lease Closing Date (as the same may be extended in accordance with the foregoing provisions of this Paragraph 2.4) as a result of a breach by BPA (including without limitation a failure by BPA to close its IPO by said date, should such a failure preclude BPA from performing its obligations to consummate the Lease Closing on the Lease Closing Date), then Eastview shall have the right to terminate this Agreement at the close of business on the Lease Closing Date, upon written notice to BPA. In such event (but subject to Paragraph 3.2 hereof), the Earnest Money shall be paid to Eastview as its sole and exclusive remedy and neither party hereto shall have any further rights or obligations under this Agreement except for such rights and obligations as expressly survive expiration or earlier termination of this Agreement.

                             ARTICLE 3. INSPECTION

         3.1 Eastview's Delivery of Specified Documents. Eastview shall provide or make available to BPA at the Leased Land or at Eastview's office to BPA the information and documents set forth on EXHIBIT F attached hereto and made a part hereof (the "Property Information") within five (5) business days following the Effective Date. Eastview agrees to cooperate with BPA and make copies, at BPA's expense, of such documentation as BPA may reasonably request during the course of BPA's review of the Property Information. The terms Operating Statements, Commission Schedule and Service Contracts are defined in EXHIBIT F. Eastview shall have the continuing obligation prior to Lease Closing to provide BPA with any document described above and coming into Eastview's or its property manager's possession or produced by or for Eastview after the initial delivery of the Property Information. Under no circumstances shall BPA be entitled to review any appraisals relating to the Leased Land, any internal financial audits relating to the Leased Land or any other confidential internal documents or privileged information prepared in connection with litigation or potential litigation, or any other prior purchasers.

         3.2 Due Diligence. BPA shall have through the expiration of the "Due Diligence Period" (as hereinafter defined) in which to examine, inspect, and investigate the Leased Land and the Property Information and, in BPA's sole and absolute judgment and discretion, to determine, for any reason or no reason, whether the Leased Land is satisfactory to BPA to proceed with this transaction. Eastview shall use commercially reasonable efforts to cooperate fully with BPA during its due diligence review. For purposes of this Agreement, the "Due Diligence Period" shall mean the period commencing on the Effective Date and expiring at 6:00 p.m. New York time on August 11, 2004; provided, however, that BPA may terminate the Due Diligence Period at any time by written notice to such effect to Eastview and Escrow Agent. BPA may terminate this Agreement pursuant to this Paragraph 3.2 by giving written notice of termination to Eastview on or before the last day of the Due Diligence Period. This Agreement shall continue in full force and effect and BPA's right to terminate hereunder shall be deemed waived if BPA does not give the written notice of termination described in the preceding sentence. Upon such timely termination, the Earnest Money shall be refunded to BPA immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate except for those that expressly survive expiration or earlier termination of this Agreement. If BPA does not terminate this Agreement upon the expiration of the Due Diligence Period pursuant to this Paragraph 3.2, then the Earnest Money shall be applied at Closing against the Initial Rent payable by BPA, or in the event the Closing does not occur, then as more particularly set forth in this Agreement. In the event that BPA elects to

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terminate this Agreement pursuant to the terms of this Paragraph 3.2, or in the event that this Agreement is terminated for any reason other than a material default by Eastview, BPA agrees to promptly return to Eastview, upon receipt of written request by Eastview, all copies and originals of all Property Information provided to BPA by or on behalf of Eastview and all copies of such items made by BPA or its representatives.

         3.3 Access. Upon reasonable notice to Eastview, BPA and BPA's agents, employees and representative shall have reasonable access to the Leased Land and all Property Information that is in Eastview's or its property manager's possession or control for the purpose of conducting surveys, architectural, engineering, zoning, and environmental reviews, reports and studies and any other like items reasonably required by BPA. BPA shall not conduct any invasive or other physical sampling or testing of soil, groundwater, building materials, or stored products or wastes at the Leased Land. All access shall be subject to any rights of tenants, and restrictions in the Leases. BPA shall have no authority to allow any liens to be placed against the Leased Land, and BPA shall keep the Leased Land free and clear of any liens and will indemnify, defend, and hold Eastview harmless from all claims asserted against Eastview as a result of BPA's (or its agent's, employee's or representative's) entry onto the Leased Land, including reasonable attorneys' fees incurred in connection with any claim. BPA is not obligated under this indemnity with respect to liability arising by reason of any existing condition of the Leased Land disclosed by BPA's investigation. BPA's duty to indemnify, defend, and hold Eastview harmless, and BPA's restoration obligations, in this Paragraph 3.3 shall survive expiration or earlier termination of this Agreement, and shall not be limited by any liquidated damage provision in this Agreement. If any inspection disturbs the Leased Land, BPA shall restore the Leased Land to its condition before any such inspection. Prior to Lease Closing, BPA and its agents, employees, and representatives shall have a continuing right of reasonable access to the Leased Land and any office where the Property Information is kept, upon reasonable prior notice, for the purpose of examining and making copies of all Property Information in Eastview's or its property manager's possession or control. Prior to entry onto the Leased Land during the Due Diligence Period by BPA or its agents. employees or representatives, BPA shall deliver to Eastview a certificate of insurance (prepared on an insurance certificate form known as "ACORD 28") from an insurance company reasonably satisfactory to Eastview, naming Eastview, iStar Financial Inc., LCOR Asset Management Limited Partnership (and such other parties designated by Eastview) as an additional insured, which certificate shall evidence a policy of general liability insurance written on an occurrence basis utilizing standard unmodified coverage forms, including a contractual liability endorsement, contractor's protective liability, property damage and personal injury coverage providing for a total combined single limit for bodily injury and property damage of $6,000,000.00, with a deductible of no more than $25,000.00, employer's liability in the amount of $500,000.00 (each accident) and the statutory limit for worker's compensation insurance. During the Due Diligence Period, BPA may conduct tenant interviews of the five (5) major tenants on the Leased Land; i.e., Regeneron, Emisphere, Aton, ACS and Crompton (collectively, the "Major Tenants"), at which Eastview shall be present, in accordance with a tenant interview schedule to which the parties shall reasonably agree. BPA shall have the right to conduct a "walk-through" of the Property before the Closing upon appropriate notice to Eastview and to tenants as permitted under the Leases. In the course of its investigations, BPA may make inquiries to third parties (other than tenants and subtenants), including, without limitation, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives, and Eastview consents to such inquiries; provided, however, that all communications to tenants/subtenants, government officials (when related to environmental matters), and property management personnel shall be coordinated exclusively through Eastview and shall not be inconsistent with the intent of the Agreement. At

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Eastview's request and at no cost to Eastview, BPA shall provide to Eastview copies of all reports and documents relating to the reviews performed by BPA or BPA's agents, employees or representatives at the Leased Land. During the Due Diligence Period, Eastview shall provide to BPA's auditors, at BPA's sole cost and expense, access to the Property Information to allow BPA's auditors to prepare audited financial statements for the Leased Land as required by the Securities and Exchange Commission. At BPA's request, Eastview shall provide to such auditors, a representation letter appropriate for a privately held company (in form and substance reasonably acceptable to Eastview and Eastview's accountants) with respect to the Property Information examined by such auditors in connection with such audited financial statements. BPA agrees that BPA's auditors are the only persons entitled to rely on the representation letter and the representation letter shall only be addressed to BPA's auditors. Neither the representation letter nor any information furnished by Eastview to BPA's auditors shall confer any rights upon, or create any liability to BPA beyond the express terms of this Agreement including, without limitation, Paragraphs 10.3 and 10.5. Notwithstanding the foregoing, Eastview is not obligated to provide or release any Property Information to BPA's auditors other than such information described and permitted to be disclosed, or Property Information needed to support or prepare information described and permitted to be disclosed, pursuant to Sections 11.9 or 11.15 hereof.

         3.4 Tenant Estoppels. Eastview shall request estoppel certificates from tenants (and subtenants) under all Leases in the form of EXHIBIT G attached hereto and made a part hereof (the "Tenant Estoppels"), duly executed by the tenants and subtenants, and deliver the same to BPA no later than 5 business days prior to the expiration of the Due Diligence Period. Eastview shall use commercially reasonably efforts to deliver the form for the Tenant Estoppels to all tenants and subtenants no later than 15 days after the Effective Date. In no event shall it be deemed to be an obligation of Eastview under this Agreement to obtain executed Tenant Estoppels from such tenants. The execution by a tenant of a form of estoppel which conforms to the requirements of such tenant's lease rather than the form attached as Exhibit G shall nevertheless constitute an acceptable Tenant Estoppel. Eastview shall provide BPA with copies of the Tenant Estoppels in the form attached hereto as EXHIBIT G concurrently with the delivery of the Tenant Estoppels to tenants.

         3.5 Service Contracts; Property Management and Leasing Agreements; Property Employees. During the Due Diligence Period, BPA shall notify Eastview as to which Service Contracts, property management and leasing agreements BPA will assume and which Service Contracts Eastview shall terminate at the Lease Closing to the extent terminable. BPA shall assume the obligations arising from and after the Lease Closing Date under those Service Contracts, property management and leasing agreements which BPA elects to assume. Eastview shall terminate at the Lease Closing all Service Contracts that are not so assumed by BPA, to the extent terminable and subject to and in accordance with the termination provisions thereof.

                       ARTICLE 4. TITLE AND SURVEY REVIEW

         4.1 Delivery of Title Commitment and Survey. At BPA's option, BPA shall cause John Meyer Consulting to provide to BPA within 45 days after the Effective Date an updated ALTA-ACSM Urban survey of the Subject Land that clearly depicts the location of the Subject Land, all potential portions of Leased Land (and all separate legal lots contained therein) and all proposed easements benefiting and burdening the Subject Land, if any, and contains a certification to BPA (and such other parties as BPA may designate) reasonably satisfactory to BPA (the "Survey"). Within 10 business days after the Effective Date (or as soon thereafter as practicable), BPA shall cause the Title Company to deliver to BPA, at BPA's sole cost and expense, a current, effective commitment for title insurance for the Leased Land, together with copies of all documents referenced as exceptions therein (collectively, the "Title Commitment") issued by the Title Company. The Title Commitment, the documents referred to therein, and the Survey are referred to herein collectively as the "Title Documents".

         4.2 Title Review and Cure. During the Due Diligence Period, BPA shall review title to and the condition of Leased Land as disclosed by the Title Documents. At the Lease Closing, whether or not BPA makes any objection with respect thereto, Eastview shall remove by payment, bonding or otherwise: (a) any liens or encumbrances which have been voluntarily recorded or otherwise placed by Eastview on the Leased Land following the Effective Date, unless otherwise permitted by this Agreement, or (b) any mechanics' or materialmens' liens for work performed on behalf of Eastview, ((a) and (b) collectively, "Required Removal Exceptions"). Mechanics' or materialmen's liens filed for work or material for which tenants engaged a contractor or materialman shall not be deemed a Required Removal Exception. If BPA desires to object to any exceptions to title set forth in the Title Commitment or state of facts shown on the Survey other than the Permitted Exceptions (defined below) (collectively, "Defects"), BPA shall provide to Eastview 10 business days prior to the expiration of the Due Diligence Period, a written notice (a "Defect Notice") of all Defects that BPA requires to be removed or resolved. Within 5 business days after delivery of a Defect Notice to Eastview, Eastview shall notify BPA in writing (a) that Eastview intends to cure the Defects on or prior to Closing or (b) that Eastview does not intend to cure the Defects. If Eastview fails to notify BPA, Eastview shall be deemed to have given notice under clause (b) above. If Eastview gives or is deemed to have given notice pursuant to clause (b) above, BPA shall have 5 business days from the date of receipt of such notice, to notify Eastview that BPA (x) will nevertheless proceed towards the Lease Closing under this Agreement and take title to the Leased Land subject to the Defects or (y) terminate this Agreement and receive a refund of the Earnest Money, with no party hereto having any further rights or obligations under this Agreement, except for such rights and obligations that expressly survive the expiration or earlier termination hereof. If BPA fails to notify Eastview, BPA shall be deemed to have given notice under clause (y) above. If after the expiration of the Due Diligence Period, the Title Company updates the Title Commitment, or the surveyor revises the Survey, to add or modify exceptions, or to add or modify the conditions to obtaining any endorsement requested by BPA during the Due Diligence Period, then BPA may terminate this Agreement and receive a refund of the Earnest Money if Eastview does not make provision for the removal or modification of such exceptions or provision of such endorsement reasonably satisfactory to BPA after notification to Eastview by BPA thereof. In such case, the Lease Closing Date shall be extended for up to 10 days in order for BPA and Eastview to determine if such exception or endorsement issue can be resolved to BPA's reasonable satisfaction, for Eastview to resolve such exception or ensure the applicable endorsement can be provided, or to give BPA the opportunity to terminate this Agreement and receive a refund of the Earnest Money if the exception is not removed or the endorsement provided, provided, however that if such exception or condition is not reasonably capable of cure despite diligent efforts to do so during such 10 day period, then Eastview shall have an additional time period as is necessary to resolve such exception or condition but in no event in excess of 30 days after the date on which Eastview is notified by BPA of such unacceptable exception or condition. If any exception arises upon update of the Title Commitment after the expiration of the Due Diligence Period that is a Required Removal Exception, Eastview shall have such Required Removal Exception removed from the Title Commitment prior to Closing.

         4.3 Permitted Exceptions and Endorsements. "Permitted Exceptions" means
(i) those title exceptions listed on Schedule 5 hereto, (ii) Defects on the Title Commitment or shown on the Survey accepted or deemed approved at the expiration of the Due Diligence Period by BPA pursuant to this Agreement (but in no event shall Permitted Exceptions include Required Removal Exceptions), (iii) any other matters affecting title to the Leased Land and Improvements as of the end of the Due Diligence Period, or which would be shown on a survey thereof as of the end of the Due Diligence Period, which are not objected to as of the end of the Due Diligence Period, (iv) real estate taxes not yet due and payable, and (v) tenants in possession as tenants under the Leases permitted by this Agreement. "BPA's Endorsements" shall mean, to the extent such endorsements are available under the laws of the state in which Leased Land is located for an interest in a leasehold estate: (1) contiguity; (2) survey (land same as survey) (3) leasehold; (4) option; (5) standard New York; (6) deletion of arbitration and
(7) such other endorsements as BPA may require based on its review of the Title Commitment and Survey.

         4.4 ALTA Statement. Eastview shall execute at Closing an ALTA Statement (Owner's Affidavit) and any other documents, undertakings or agreements customarily required by the Title Company to enable it to issue to BPA the Title Policy (as defined below) in accordance with the provisions of this Agreement but in no event shall such documents, undertakings or agreements include an Eastview indemnity or any other document which in Eastview's reasonable discretion exposes Eastview to unreasonable liability, provided, however that Eastview shall provide such documentation as is reasonably and customarily required by the Title Company to enable the Title Company to issue to BPA a Title Policy reasonably satisfactory to BPA..

         4.5 Title and Survey Costs. BPA shall pay for the cost of the Survey, including any revisions necessary to make the Survey conform to the requirements of this Agreement, the standard premium for the Title Policy, including sales tax, the cost of BPA's Endorsements, and the additional premium for any requested extended coverage and Eastview shall have no direct or contingent liability or otherwise to the Title Company for the issuance of such Title Policy.

                     ARTICLE 5. OPERATIONS AND RISK OF LOSS

         5.1 Ongoing Operations. From and after the Effective Date until the Lease Closing or earlier termination of this Agreement:

                  5.1.1 Preservation of Business. Eastview shall in all material respects cause the Leased Land to be operated only in the ordinary and usual course of business and consistent with past practice, shall preserve intact the Leased Land, preserve the good will and advantageous relationships of Eastview with customers, suppliers, independent contractors, employees and other persons or entities material to the operation of its business, shall in all material respects perform its obligations under Leases and other agreements affecting the Leased Land and shall not take any action or omission which would cause any of the representations or warranties of Eastview contained herein to become inaccurate in any material respect or any of the covenants of Eastview to be breached in any material respect.

                  5.1.2 Maintenance of Insurance. Eastview shall continue to carry its existing insurance as described on SCHEDULE 1 through the Lease Closing Date, and shall not allow any breach, default, termination or cancellation by Eastview of such insurance policies or agreements to occur or exist.

                  5.1.3 New Contracts. From and after the Effective Date, without BPA's prior written consent in each instance, such consent not to be unreasonably withheld, Eastview will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Leased Land or binding on BPA after the Lease Closing, except for such contracts or agreements which are in the ordinary course of business and terminable on not more than 30 days' notice.

                  5.1.4 Leasing Arrangements. Following the Due Diligence Period, Eastview will not enter into any Lease, or amend, terminate, waive any default under, grant concessions regarding, or incur any obligation for leasing commissions or otherwise in connection with any Lease without BPA's prior written consent in each instance, such consent not to be unreasonably withheld. BPA shall approve or disapprove all of the above mentioned within 3 business days after Eastview's request or such approval. In the event BPA fails to respond to Eastview with its approval or disapproval within such 3 day period, then BPA shall be deemed to have approved thereof. If BPA disapproves any such Lease, Eastview shall be entitled to a credit at the Lease Closing equal to the rent and additional rent that would have been payable under the proposed Lease through the Lease Closing, less prorated brokerage commissions.

                  5.1.5 Third Party Agreements. From and after the Effective Date, and continuing through the Lease Closing or the termination of this Agreement, Eastview shall not enter into agreements with third parties ("Third Party Agreements") which would affect the Greenburgh Core Campus or the Mount Pleasant Core Campus except with prior written approval of BPA, such approval not to be unreasonably withheld, except for any such Third Party Agreements which are in the ordinary course of business and terminable on not more than 30 days' notice. BPA shall approve or disapprove such Third Party Agreements within 3 business days after Eastview's request for approval thereof. In the event that BPA fails to respond to Eastview with its approval or dissaproval within such 3 day period, then BPA shall be deemed to have approved such Third Party Agreements.

                  5.1.6 Removal and Replacement of Tangible Personal Property. Eastview will not remove any Tangible Personal Property unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal.

                  5.1.7 Maintenance of Permits. Eastview shall maintain in existence all material licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Leased Land.

                  5.1.8 Notices. Eastview shall promptly deliver to BPA copies of any material notices received by it or given by it after the Effective Date and prior to the Lease Closing Date under any Leases, Service Contracts, property management or leasing agreements or any other contracts, agreements, permits, licenses or the like affecting the Leased Land or the operation or use thereof.

                  5.1.9 Notification of Subsequent Events. If, prior to Closing, Eastview becomes aware of any event or change in circumstances after the Effective Date, which would have a material adverse affect on the value of the Leased Land, BPA's contemplated use, operation or development of the Leased Land (including, without limitation, any default by Eastview hereunder or a tenant under any of the Leases) or would cause any representation or warranty contained herein to be false or misleading in any material respect, Eastview shall promptly notify BPA in writing of such event or change in circumstances.

                  5.1.10 Existing Mortgage. Eastview covenants and agrees to comply with the terms of the documents evidencing or securing any existing mortgage securing a loan encumbering the Leased Land.

         5.2 Damage. All risk of loss with respect to the Leased Land shall remain with Eastview until the Lease Closing, when full risk of loss with respect to Leased Land shall pass to BPA. Eastview shall give BPA written notice of any damage to the Leased Land, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage within 3 business days after the occurrence thereof. If the cost to repair any such damage is less than or equal to $3,000,000 ("Immaterial Damage"), then Eastview shall credit BPA at Lease Closing in an amount equal to the applicable deductible under Eastview's insurance policy that will insure the Immaterial Damage and assign to BPA the right to collect all insurance proceeds payable under such insurance policy. If the cost to repair such damage is greater than $3,000,000 or a Major Tenant terminates its material Lease as permitted therein as a result of such damage ("Material Damage"), BPA may elect by notice to Eastview given within 10 business days after BPA is notified of such damage (and the Closing shall be extended, if necessary, to give BPA such 10 day period to respond to such notice) to proceed in the same manner as in the case of Immaterial Damage or to terminate this Agreement, in which event the Earnest Money shall be returned to BPA and the parties hereto shall have no further rights or obligations under this Agreement except for such rights and obligations as expressly survive the expiration or earlier termination hereof. If Material Damage is not covered by Eastview's existing insurance, then Eastview shall not be obligated to restore the Material Damage or to credit BPA for the cost of restoration and BPA shall have the right to terminate this Agreement and obtain a refund of the Earnest Money with the parties hereto having no further rights or obligations under this Agreement, except for such rights and obligations that expressly survive the expiration or earlier termination of this Agreement. An affiliate of Eastview may be engaged as Eastview's contractor so long as BPA approves the engagement of such contractor. This Paragraph is intended to supplement and supercede New York General Obligations Law Section 5-1311.

         5.3 Condemnation. Eastview shall promptly give BPA written notice of any eminent domain proceedings that are contemplated, threatened or instituted with respect to the Leased Land within 5 business days after the occurrence or Eastview's knowledge thereof. Eastview has notified BPA of (i) the study by New York State Department of Transportation regarding the possible realignment or alternate route for Route 9A including the 100C overpass along the southeast boarder of the Leased Land and (ii) the Proposed Gas Line (as defined in Paragraph 10.1.2 below.) By notice to Eastview given within 10 business days after BPA receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Leased Land, BPA may elect to terminate this Agreement or proceed under this Agreement, and if necessary the Lease Closing Date shall be extended to give BPA the full 10 business day period to make such election. If BPA elects to proceed under this Agreement, Eastview shall, at the Closing, assign to BPA its entire right, title and interest in and to any condemnation award, and BPA shall have the right prior to Lease Closing to negotiate and otherwise deal with the condemning authority in respect of such matter.

                             ARTICLE 6. SUBDIVISION

         6.1 Subdivisions. The parties hereto acknowledge and agree that (a) Eastview has filed an application for subdivision of the Subject Land located in Greenburgh in accordance with the Greenburgh Subdivision Plan in order to establish each of the Greenburgh Core Campus, the MSG Parcel and the Residential Parcel as a legally subdivided separate parcel, and (b) Eastview intends to proceed with the subdivision of the Subject Land located in Mount Pleasant substantially in accordance with the Mount Pleasant Subdivision Plan, which may include, inter alia, variations in the lot lines thereof, in order to (i) establish each of the Mount Pleasant Core Campus, the Home Depot Parcel and Retail Parcel as a legally subdivided separate parcel, (ii) cause the delineation and mitigation of certain wetlands substantially in accordance with the delineation of such wetlands as depicted on EXHIBIT A-2 and issuance of a related wetlands permit and (iii) obtain site plan approval to permit demolition of a certain existing parking lot area located on the Retail Parcel as depicted on EXHIBIT A-2, the demolition of sundry buildings on the Mount Pleasant Core Campus, the construction of a new parking area on the Mount Pleasant Core Campus as generally shown in the area designated on EXHIBIT A-2 and to permit other immaterial site adjustments in accordance with Section 6.1.1 as may be required during the review process in Mount Pleasant. In furtherance thereof, the parties hereto hereby agree as follows:

                  6.1.1    Subdivision Approval Process.

                           (a) From and after the Effective Date, and subject to the terms and conditions hereof, Eastview agrees to use reasonable commercial efforts to obtain the following:

                                    (i) subdivision approval, from all required
                           governmental authorities, for the Subject Land located in Greenburgh of a subdivision map substantially in accordance with the Greenburgh Subdivision Plan. Except as otherwise agreed by BPA, which agreement shall not be unreasonably withheld, such subdivision approval (A) shall not impose upon a developer of the Greenburgh Core Campus any further material conditions upon the development and use of the Greenburgh Core Campus beyond any such conditions presently applying thereto pursuant to the existing Greenburgh Site Plan approval, and (B) shall not change in any material respect any lot line on the Greenburgh Subdivision Plan or make other material variations, additions or changes thereto (such approvals referred to herein as the "Greenburgh Map Event"); and

                                    (ii) subdivision approval, from all required
                           governmental authorities, for the Subject Land located in Mount Pleasant of a subdivision map substantially in accordance with the Mount Pleasant Subdivision Plan. Except as otherwise agreed by BPA, which agreement shall not be unreasonably withheld, such subdivision approval (A) shall be accompanied by the wetland permit contemplated by Recital A(4)(ii) of this Agreement;
                           (B) shall include approval of the demolition and parking lot relocation contemplated by Recital A(4)(iii) of this Agreement; (C) shall not impose upon the developer of the Mount Pleasant Core Campus any material conditions to the development in use of the Mount Pleasant Core Campus which are disproportionate to those imposed upon the Home Depot Parcel or the Retail Parcel, and (D) shall not change in any material respect any lot line on the Mount Pleasant Subdivision Plan or make other material variations, additions or changes thereto (such approvals referred to herein as the "Mount Pleasant Map Event").

                           (b) BPA shall cooperate with Eastview in the pursuit of the Greenburgh Map Event and the Mount Pleasant Map Event, to the extent requested to do so, including, without limitation, BPA's compliance with the Greenburgh site plan approval. Eastview shall bear all costs incurred in pursuing the Map Events, except that (i) BPA shall bear any reasonable costs incurred in cooperating with Eastview in the pursuit of the Map Events as contemplated hereby, and (ii) in the event of a "positive declaration" as described in
                           Section 2.1 of this Agreement, then the cost sharing provisions of Section 2.1 shall apply. During the course of Eastview's pursuit of the Map Events, Eastview shall provide brief periodic reports (at least as frequently as once every calendar month) to BPA generally summarizing the progress being made by Eastview in pursuing the Map Events, the nature of any new circumstances reasonably anticipated to pose as obstacles to the achievement of the Map Events, and the anticipated schedule for achievement of the Map Events. Eastview also shall endeavor to provide BPA with advance notice of meetings with governmental officials that may be pertinent to the pursuit of the Map Events, and Eastview shall provide BPA with an opportunity to participate in such meetings, to the extent reasonably feasible to do so.

                  6.1.2 Certain Site Plans. Subject to Section 2.1.1(b) hereof, until such time as the Mount Pleasant Map Event occurs, Eastview agrees not to make any applications for site plan approval with respect to the Retail Parcel and BPA agrees not to make any applications for site plan approval with respect to the Mount Pleasant Core Campus.

                  6.1.3 Easements and Restrictions Related to Division of the Subject Land. In furtherance of the contemplated Map Events and separation of the Leased Land from the remainder of the Subject Land, BPA and Eastview shall negotiate in good faith mutually acceptable, in each party's reasonable discretion, reciprocal and other easements necessary and appropriate for BPA's contemplated use, operation and development of the Leased Land by BPA and Eastview's land by Eastview (the "Easements"). Such easements shall contain provisions for location, sharing of expenses and maintenance charges and customary indemnifications acceptable to Eastview and BPA, in their reasonable discretion. Eastview shall deliver to BPA a proposed list of necessary and appropriate Easements as soon as practicable after the Effective Date for BPA's review, which may include easements for drainage, wetlands mitigation, access and slopes. Eastview shall use commercially reasonable efforts to deliver to BPA prior to the expiration of the Due Diligence Period, proposed forms of such easements, including any reciprocal easement agreements, necessary for the Leased Land. The Easements and restrictions entered into subsequent to the Lease Closing shall include, without limitation, the following: (a) Greenburgh Core Campus water main agreements; (b) Mount Pleasant water main agreements; and (c) Mount Pleasant temporary parking agreements, which shall be subject to the reasonable approval of both parties. With regard to the Mount Pleasant temporary parking agreement referred to above which is applicable to the Retail Parcel, BPA agrees that it shall be required to abandon the use of the parking area in the Retail Parcel upon completion of construction of BPA's contemplated parking improvements on the Mount Pleasant Core Campus, but no later than twelve (12) months (such time period being subject to delay caused by or due to or resulting from delays or limitations imposed by any governmental authority with jurisdiction over the activity at issue (a "BPA Force Majeure Delay")) following the Mount Pleasant Map Event with the understanding that BPA shall act diligently and cooperate with Eastview in an effort to complete the construction of BPA's parking improvements as expeditiously as possible. BPA shall cooperate with Eastview in good faith to commence work for the pursuit of any governmental approvals necessary to construct such parking improvements within 30 days after the occurrence of the Mount Pleasant Map Event (such time period being subject to BPA Force Majeure Delays). It is hereby understood and agreed that the date for completion or commencement of construction of the temporary parking area described above shall be extended by one (1) day for each day that such construction or commencement is delayed by reason of a BPA Force Majeure Delay.

              ARTICLE 7. CONDITIONS PRECEDENT; DEFAULT AND REMEDIES

         7.1 Conditions to the Lease Closing. In addition to all other conditions and obligations set forth herein, the obligation of Eastview, on the one hand, and BPA, on the other hand, to consummate the transactions contemplated with respect to the Leased Land and the Lease Closing shall be contingent upon the following:

                  7.1.1 Representations. The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Lease Closing Date (except, in the case of Eastview, Eastview's representation and warranty contained in Section 10.1.13 shall not be remade as of the Lease Closing Date); and each party shall deliver to the other party a certificate stating that its representations and warranties contained herein are true and correct as of the Lease Closing Date or updating any representations and warranties to the extent necessary (except as aforesaid), provided, however that any update to such party's representations and warranties pursuant to this Agreement does not disclose new facts that are material and adverse in relation to the applicable original representation and warranty; provided, however that to the extent BPA actually knows at or prior to Lease Closing that any of Eastview's representations or warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect BPA's knowledge (for purposes of this proviso, BPA shall be deemed to have actual knowledge of any fact or matter relating to any such representation or warranty if any of Landamerica Assessment Corporation, Integrated Project Services, John Meyer Consulting or such other surveyor commissioned by BPA to provide the Survey has knowledge of such fact or matter relating to any such representation or warranty).

                  7.1.2 Performance. As of the Lease Closing Date, the other party shall have performed its obligations hereunder in all material respects and all documentation and deliveries to be made by the other party at Lease Closing have been tendered (including, without limitation, payment by BPA and receipt by Eastview of the entire Initial Rent as provided herein);

                  7.1.3 Default. As a condition to BPA's obligation to close, as of the Lease Closing Date, Eastview shall not be in default in any material respect under any agreement to be assigned to, or obligation to be assumed by, BPA under this Agreement, including, without limitation, the Leases;

                  7.1.4 Physical Condition. As a condition benefiting BPA only, the physical condition of Leased Land shall be substantially the same in all material respects on the date of the expiration of the Due Diligence Period as on the Lease Closing Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of a casualty loss or proceeding in eminent domain, in which case the provisions of Paragraphs 5.2 and 5.3 shall govern;

                  7.1.5    Lease Condition. As a condition benefiting BPA only,
                           (1) Eastview shall have obtained and delivered to BPA as of the Lease Closing Date, Tenant Estoppels, substantially in the form required pursuant to Paragraph 3.4 from each of the Major Tenants matching the rent, term and other information in the Rent Roll in all material respects included in the initial delivery of Property Information;

                  7.1.6 Title. As a condition benefiting BPA only, upon payment of the premium by BPA, at Lease Closing, the Title Company shall issue or irrevocably commit to issue to BPA a Leasehold Policy of title insurance (Revised 10-13-70 and 10-17-84), with extended coverage (i.e., with ALTA General Exceptions deleted), dated as of the date and time of the recording of the memorandum of Lease vesting leasehold title in BPA, in the amount of the Initial Rent, in the Leased Land, subject only to the Permitted Exceptions (and containing no further exceptions aside from those approved or deemed approved by BPA at the expiration of the Due Diligence Period), and containing BPA's Endorsements to the extent obtainable (the "Leasehold Title Policy").

                  7.1.7 No Bankruptcy Proceeding. As a condition benefiting BPA only, Eastview shall not have commenced nor allowed to have commenced nor shall any proceeding have been commenced against Eastview under the federal bankruptcy code or any similar state law regarding relief of debtors.

                  7.1.8 Change in Zoning Classification, Site Plans and Other Entitlements. As a condition benefiting BPA only, there shall not have been any change in the zoning classification of the Leased Land, the site plans for the Leased Land, any other entitlements with respect to the Leased Land or any of the conditions applicable to the use and development of the Leased Land which, in the aggregate, would impair in any material respect (a) the operation of the Improvements currently located at the Leased Land in the manner currently operated as of the Effective Date, (b) the development of the Greenburgh Core Campus as depicted on EXHIBIT A-1 hereto with approximately 320,000 additional square feet of building improvements (and related parking improvements), which may be used for Biotechology Uses, and (c) the development of the Mount Pleasant Core Campus with approximately 144,000 additional square feet of building improvements (and related parking improvements), which may be used for Biotechology Uses, in accordance with applicable zoning laws in effect as of the Effective Date.

                  7.1.9 Other Condition. Any other condition set forth in this Agreement to such party's obligation to close shall have been satisfied in all material respects by the applicable date.

         7.2 BPA's Defaults; Eastview's Remedies.

                  7.2.1 In the event that BPA breaches any of its obligations under this Agreement, which breach is not cured within five (5) business days after BPA's receipt of notice of such default from Eastview (it being understood and agreed that the Lease Closing Date shall be extended to allow BPA the entire cure period to remedy such breach, provided, however, that such cure period shall not apply for a breach of the obligation to close by the Lease Closing Date), Eastview's sole remedy shall be to terminate this Agreement and retain the Earnest Money as liquidated damages, and not as a penalty. BPA AND EASTVIEW AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO EASTVIEW IN THE EVENT OF A BREACH BY BPA, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT EASTVIEW'S EXCLUSIVE REMEDY IN THE EVENT OF A BREACH BY BPA SHALL BE TO RETAIN ALL EARNEST MONEY AND ANY EARNINGS THEREON AS LIQUIDATED DAMAGES. Notwithstanding the foregoing, this liquidated damages provision does not limit BPA's obligations of restoration and

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

                           indemnity under Sections 3.3, 11.9 and 11.20 hereof, which obligations expressly survive termination of this Agreement for any reason, including default by BPA.

                  7.2.2 After Lease Closing, in the event of a breach by BPA of its obligations under this Agreement that survive Lease Closing, Eastview may exercise any rights and remedies available at law or in equity.

         7.3 Eastview's Defaults; BPA's Remedies.

                  7.3.1 In the event of a breach of a representation, warranty or covenant contained in this Agreement prior to Lease Closing, which breach is not cured within 5 business days after Eastview's receipt of notice of such breach from BPA (it being understood and agreed that the Lease Closing Date shall be extended to allow Eastview the entire cure period to remedy such breach, provided, however that such cure period shall not apply to any covenant related to closing by the Lease Closing Date), BPA may elect one of the following remedies: (a) terminate this Agreement and receive a refund of the Earnest Money; or (b) BPA may choose to proceed towards Lease Closing. In the event that BPA proceeds towards Lease Closing despite a known Eastview breach of a representation, warranty or covenant contained in this Agreement, such breach shall be deemed waived by BPA.

                  7.3.2 In the event of a breach by Eastview of any of its other obligations under this Agreement, which breach is not cured within five (5) business days after Eastview's receipt of notice of such default from BPA (it being understood and agreed that the Lease Closing Date shall be extended to allow Eastview the entire cure period to remedy such breach, provided, however, that such cure period shall not apply for a breach of the obligation to close by the Lease Closing Date), BPA may elect only one of the following two remedies: (a) terminate this Agreement and receive a refund of the Earnest Money; or (b) enforce specific performance of this Agreement against Eastview, including the right to recover reasonable attorneys' fees.

                  7.3.3 Subject to Sections 10.3 and 10.5, after Lease Closing, in the event of a breach by Eastview of its obligations under this Agreement that survive Lease Closing (other than obligations under the Ground Lease) or the discovery after Lease Closing by BPA of a breach of an obligation, representation or warranty by Eastview prior to or as of Lease Closing, BPA may exercise any rights and remedies available at law or in equity.

                               ARTICLE 8. CLOSING

         8.1 Lease Closing and Escrow. The consummation of the transactions contemplated herein ("Lease Closing") shall occur on the Lease Closing Date at the offices of the Escrow Agent or such other location as BPA and Eastview may agree. Lease Closing shall occur through a customary escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to BPA and Eastview. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the

Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Eastview and BPA and delivered to each other and to Escrow Agent on or prior to the Lease Closing Date. Eastview and BPA agree to execute supplemental escrow instructions as may be necessary and appropriate to enable Escrow Agent to comply with the terms of this Agreement and effectuate Lease Closing, provided that such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time.

         8.2 Eastview's Deliveries in Escrow. On or before 12:00 PM New York time on the Lease Closing Date, Eastview shall deliver in escrow to the Escrow Agent the following:

                  8.2.1 Certificate. A certificate from Eastview that contains an updated list of the Leases and Service Contracts, property management and leasing agreements to be assumed, each of which Eastview shall certify to be true and correct in all material respects as of Lease Closing;

                  8.2.2 Notice to Tenants. A notice to each tenant in the form of EXHIBIT I attached hereto;

                  8.2.3 State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of a long term leasehold interest in real property;

                  8.2.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Eastview stating that Eastview is not a "foreign person" within the meaning of such act;

                  8.2.5 Tenant Estoppels. Estoppel certificates satisfying the conditions in Paragraphs 7.1.5 and 3.4;

                  8.2.6 Terminations. Evidence of terminations, effective no later than Lease Closing, of those Service Agreements which BPA has elected not to assume, including any leasing and management agreements affecting Leased Land in accordance with Section 3.5;

                  8.2.7 Property Information. Originals, to the extent reasonably available, or copies of all of the Property Information in Eastview's or its managing agent's possession or control;

                  8.2.8 Authority. Evidence of the existence, organization and authority of Eastview and of the authority of the persons executing documents on behalf of Eastview reasonably satisfactory to the Escrow Agent, the Title Company and BPA;

                  8.2.9 Transfer Tax Forms. Completed and executed transfer tax forms, returns, certificates, affidavits or other required documentation in connection with payment of state and local transfer tax and a certified check payable or wire of immediately available federal funds to the Escrow Agent for payment of the state and local transfer taxes due in connection with Lease Closing;

                  8.2.10 Permits. Copies of all Permits necessary in connection with BPA's use and ownership of the Leased Land except to the extent posted at the Leased Land.

                  8.2.11 Easements and Restrictions. Easements and restrictive covenants executed by Eastview in the forms required pursuant to Paragraph 6.1.4 hereof.

                  8.2.12 Ground Lease and Bill of Sale and Assignment of Related Property Rights. An executed Ground Lease and Bill of Sale and Assignment of Related Property Rights.

                  8.2.13 Other Deliveries. Any other Lease Closing deliveries required to be made by or on behalf of Eastview hereunder or reasonably required to effect Lease Closing of this transaction consistent with this Agreement.

         8.3 BPA's Deliveries in Escrow. On or before 12:00 PM New York time on the Lease Closing Date, BPA shall deliver in escrow to the Escrow Agent the following:

                  8.3.1 Initial Rent. On or before the Lease Closing Date, the Initial Rent, less the Earnest Money that is applied to the Initial Rent, plus or minus applicable prorations, deposited by BPA with the Escrow Agent in immediate, same day federal funds wired for credit into the Escrow Agent's escrow account;

                  8.3.2 State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

                  8.3.3 Authority. Evidence of the existence, organization and authority of BPA and of the authority of the persons executing documents on behalf of BPA reasonably satisfactory to the Escrow Agent, the Title Company and Eastview;

                  8.3.4 Transfer Tax Forms. Executed counterparts of transfer tax forms, returns. certificates, affidavits or other required documentation completed by Eastview in connection with payment of state and local transfer tax;

                  8.3.5 Ground Lease and Bill of Sale and Assignment of Related Property Rights. Executed counterparts of the Ground Lease and Bill of Sale and Assignment of Related Property Rights.

                  8.3.6 Easements and Restrictions. Executed counterparts of the Easements and restrictive covenants required pursuant to Paragraph 6.1.5 hereof.

                  8.3.7 Other Deliveries. Any other Lease Closing deliveries required to be made by or on behalf of BPA hereunder or reasonably required to effect Lease Closing of this transaction consistent with this Agreement.

         8.4 Closing Statements/Escrow Fees. Eastview and BPA shall deposit with the Escrow Agent executed closing statements consistent with this Agreement and in the form required, if any, by the Escrow Agent. The Escrow Agent's escrow fee shall be divided equally between and paid by Eastview and BPA.

         8.5 Sales, Transfer, and Documentary Taxes and Recording Fees. Eastview shall pay all excise, transfer, deed or similar taxes imposed in connection with the Lease Closing under applicable state or local law (including without limitation any real estate excise tax). BPA further shall pay any sales tax associated with the lease of any personal property. BPA and Eastview shall reasonably allocate the Initial Rent between personal property and real property if necessary or desired by either party. Eastview shall pay all recording costs associated with the recordation of documentation required to be delivered at Lease Closing or necessary to effectuate Lease Closing. BPA shall pay any recording fees associated with any other documentation and any applicable mortgage recording tax and intangible property tax.

         8.6 Attorneys' Fees. Each party hereto shall pay its own attorneys' fees incurred in connection with the preparation and negotiation of this Agreement and in connection with Lease Closing, except as otherwise specifically provided herein.

         8.7 Possession. At the time of Lease Closing, Eastview shall deliver to BPA possession of Leased Land, subject only to the Permitted Exceptions, and in furtherance thereof shall deliver all keys, key cards, security codes and the like necessary for the use and operation of Leased Land.

         8.8 Delivery of Books and Records. At Lease Closing or within 2 business days thereafter, Eastview shall deliver to the offices of BPA or BPA's property manager: the original Leases and Service Contracts, property management and leasing agreements (to the extent assumed by BPA pursuant to the terms hereof); copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to Leased Land; all permits, licenses and warranties; all advertising materials, booklets, keys and other items, if any, used in the operation of Leased Land; and, if in Eastview's or its property manager's possession or control, the original "as-built" plans and specifications; all other available plans and specifications and all operation manuals. Eastview shall reasonably cooperate with BPA after Lease Closing to transfer to BPA any such information stored electronically.

                     ARTICLE 9. PRORATIONS AND ADJUSTMENTS

         9.1 Prorations. On or before Lease Closing, Eastview shall provide to BPA such information and verification reasonably necessary to support the prorations and adjustments under this ARTICLE 9. The items in Paragraphs 9.1.1 through 9.1.5 shall be prorated between Eastview and BPA, based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Lease Closing Date, the Lease Closing Date being a day of income and expense to BPA:

                  9.1.1 Taxes and Assessments. BPA shall receive a credit for any accrued but unpaid real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) applicable to any period before the Lease Closing Date, even if such taxes and assessments are not yet due and payable. Eastview shall receive a credit for real estate taxes paid and attributable to any period after the Lease Closing Date.

                           Special assessments shall be prorated for the applicable period and BPA shall be responsible for any such assessments becoming due and payable after the Lease Closing Date. Real estate tax refunds and credits received after the Lease Closing Date, shall be apportioned between Eastview and BPA, after deducting the expenses of collection thereof. BPA shall have no such rights with respect to any tax proceeding covering any fiscal year prior to the fiscal year in which the Lease Closing occurs and any tax savings or refund for any fiscal years prior to the fiscal year in which the Lease Closing occurs shall be the sole and absolute property of Eastview. The provisions of this Paragraph 9.1.1 shall survive the Lease Closing.

                  9.1.2 Income. BPA shall receive a credit for any rent, Operating Expense Pass-throughs (as defined below), and other income (and any applicable state or local tax on rent) under Leases collected by Eastview before Lease Closing that applies to any period after Lease Closing. Uncollected rent and other uncollected income, including Operating Expense Pass-throughs and reimbursement of long lived repairs that may be charged to tenants under the Leases, shall be prorated at Lease Closing and Eastview shall receive a credit for them to the extent allocable to the period of time prior to Lease Closing. Notwithstanding the foregoing, in the event that rent referred to in the preceding sentence is paid by a tenant that was delinquent in payment of rent under its Lease at Lease Closing, then rents paid by such tenant shall be allocated as follows: (a) first, to Eastview for payment of any amounts due under such Lease by such tenant for the calendar month immediately preceding the month during which the Lease Closing occurs, (b) second, to rents due for the calendar month during which the Lease Closing occurs to Eastview and BPA on a per diem basis, (c) third, to BPA for payment of any amounts due under such Lease by such tenant for the then current month, and (d) fourth, to rents due to Eastview for any period under such Lease preceding the then current month.

                  9.1.3 Operating Expense Pass-throughs. Eastview, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, "Operating Expense Pass-throughs") incurred by Eastview in connection with the ownership, operation, maintenance and management of Leased Land under the Leases. BPA shall be responsible to reconcile the calendar year 2004 Operating Expense Pass-throughs and shall retain all 2004 tenant payments associated with such costs, subject to the prorations in Paragraph 9.1.2. Eastview shall cooperate with BPA in the reconciliation process. If a tenant under a Lease has a right to conduct an audit of rent, additional rent or other amounts paid by it under its Lease for the period prior to Lease Closing and such tenant requests the performance of such audit, Eastview shall cooperate with BPA, to perform such audit. If such audit discloses that such tenant overpaid any amount of rent, additional rent, or any other amount paid by it under its Lease for any period prior to Lease Closing, then Eastview shall reimburse such tenant for any such amounts overpaid applicable to the period prior to the Lease Closing, or reimburse BPA if BPA shall have paid such amounts to such tenant or if such tenant is entitled to a credit against current rent or additional rent due under the Lease in satisfaction of such amounts overpaid, provided, however, that Eastview shall have the right to review the results of such audit.

                  9.1.4 Service Contracts. Eastview or BPA, as the case may be, shall receive a credit for regular charges under Service Contracts assumed by BPA pursuant to this Agreement paid and applicable to BPA's period of ownership or payable and applicable to Eastview's period of ownership, respectively.

                  9.1.5 Utilities. Eastview shall cause the meters, if any, for utilities to be read the day on which the Lease Closing Date, occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not then available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than 30 days before the Lease Closing Date; and such adjustment shall be reconciled and refunds made by BPA or Eastview, as applicable, when the next utility bills are received.

         9.2 Leasing Costs. Leasing commissions, tenant improvement costs, tenant allowances, unexpired free rent periods, moving expenses and other out-of-pocket expenses that are the obligation of Eastview or landlord under the Leases ("Leasing Costs") shall be the responsibility of Eastview; provided however, with respect to Leasing Costs related to the renewal or expansion of a Lease as the result of the exercise of such right after the Effective Date, BPA shall be responsible for the payment of Leasing Costs to the extent that they are expressly identified in the Commission Schedule or provided for under the applicable Lease and further provided, however that with respect to Leasing Costs that accrue after the Lease Closing under the terms of the relevant lease, BPA shall be responsible for the payment of such Leasing Costs other than obligations for unexpended tenant improvement allowances that are capable of being drawn upon by tenants under the express terms and conditions of the Leases as of the Lease Closing Date. Eastview shall credit BPA at Lease Closing for the amount of unexpended tenant improvement allowances under the relevant Leases that are capable of being drawn upon by tenants under the express terms and conditions of the Leases as of the Lease Closing Date.

         9.3 Security Deposits. All tenant security deposits shall be transferred or credited to BPA at Lease Closing. As of Lease Closing, BPA shall assume Eastview's obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to BPA. In the case of any security deposits held by Eastview in the form of letters of credit, such letters of credit and the beneficial interest therein, to the extent permitted by the terms thereof, shall be transferred to BPA at Lease Closing and Eastview shall execute and deliver, and use commercially reasonable efforts to cause any applicable tenant(s) to execute and deliver, to BPA such documents as are reasonably necessary to cause such transfer to BPA at Lease Closing. In the case of any such letters of credit which provide by their terms that the beneficial interest is not transferable, Eastview shall endeavor to cause the applicable tenant(s) to replace or amend such letters of credit with letters of credit in which BPA is the beneficiary and in any event shall deliver all letters of credit to BPA at Lease Closing. In the event that Eastview is unable to obtain a replacement or amendment letter of credit as described in the preceding sentence, then after Lease Closing, BPA may enforce its rights under the applicable Leases to obtain a reissued or amended letter of credit for the benefit of BPA and Eastview shall co-operate with BPA in such efforts, including executing and delivering such documents as are necessary to cause the amendment or reissuance of the letters of credit in favor of BPA.

         9.4 Utility Deposits. Eastview shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to BPA at Lease Closing.

         9.5 Leasing Commissions. Eastview and BPA each represent and warrant to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction. In the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

         9.6 Pre-Closing Expenses. Except as otherwise specifically provided in this Agreement or in any other written agreement that may be entered into between Eastview and BPA, Eastview has paid or will pay in full, prior to Lease Closing, all bills and invoices for labor, goods, material and services of any kind relating to Leased Land and utility charges (except if and to the extent such utility charges are billed directly to Tenants), relating to the period prior to Lease Closing. Except for those Leasing Costs that are the responsibility of BPA pursuant to Paragraph 9.2 or any other costs assumed by BPA, any alterations, installations, decorations and other work required to be performed by Eastview under any and all agreements affecting Leased Land (including, but not limited to, Leases) have been or will, by Lease Closing, be completed and paid for in full or reasonable provision for their completion (including establishment of reserves or funds for payment thereof by Eastview reasonably satisfactory to BPA) shall have been made by Eastview.

         9.7 Eastview Remedies Against Tenants After Lease Closing. From and after the Lease Closing Date, Eastview shall have the right to bring actions or claims for damages against tenants under the Leases for amounts due and owing to Eastview, provided, however that in no event shall Eastview have the right to bring any claim or action seeking dispossession of such tenant from its premises demised pursuant to the applicable Lease.

                   ARTICLE 10. REPRESENTATIONS AND WARRANTIES

         10.1 Eastview's Representations and Warranties. As a material inducement to BPA to execute this Agreement and consummate this transaction, Eastview represents and warrants to BPA that:

                  10.1.1 Organization and Authority. Eastview has been duly organized, is validly existing, and is in good standing as a Delaware limited liability company. Eastview is in good standing and is qualified to do business in the state in which the Leased Land is located. Subject to the express terms hereof, Eastview has the full power and authority to own and operate the Subject Land and has obtained any and all consents required to enter into this Agreement and all other documents contemplated under this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Eastview at

                           Lease Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the legal, valid and binding obligations of Eastview, enforceable in accordance with their terms.

                  10.1.2 Conflicts and Pending Actions or Proceedings. There is no agreement, contract, instrument, permit or license (including, without limitation, Eastview's organizational documents) to which Eastview is a party or, to Eastview's Actual Knowledge, binding on Eastview which is in conflict with this Agreement (including, without limitation the Ground Lease and Article 6 hereof), or which challenges or impairs Eastview's ability to execute or perform its obligations under this Agreement (including, without limitation, the Map Events). There is not now pending or, to Eastview's Actual Knowledge, threatened in writing, any action, suit or proceeding before any court or governmental agency or body against Eastview or against or with respect to the Leased Land that would prevent Eastview from performing its obligations hereunder or which challenges or impairs Eastview's ability to execute or perform its obligations under this Agreement (including, without limitation, the Map Events). Except for (i) the study by New York State Department of Transportation regarding the possible realignment or alternate route for Route 9A including the 100C overpass along the southeast border of the Leased Land (the "Proposed 9A Relocation") and (ii) the Proposed Gas Line, Eastview has not received any written notice of any pending condemnation, eminent domain or similar proceeding affecting all or any portion of the Leased Land. To Eastview's Actual Knowledge, the New York State Department of Transportation is still in its study phase and to Eastview's Actual Knowledge, no final determination has been made regarding the Proposed 9A Relocation. To Eastview's Actual Knowledge, no final determination has been made regarding the installation of the Proposed Gas Line. The term "Proposed Gas Line" shall mean the proposed installation of a gas line by Millennium Pipeline Company L.P. and for which approval of such gas line by Federal Energy Regulatory Agency has been requested and which project has been assigned Docket No. CP98-150-000. To Eastview's Actual Knowledge, the execution and delivery of this Agreement and, subject to obtaining the Map Events, the consummation of the transactions contemplated hereby will not violate any judgment, writ, order, injunction, decree, permit, license, regulation or ruling of any court or governmental authority.

                  10.1.3 Leases and Rent Roll. As of the date hereof, the Leases identified in EXHIBIT D are the only leases, or other occupancy agreements affecting the Leased Land to which Eastview is a party. The documents constituting the Leases that are delivered to BPA pursuant to Paragraph 2.1 are true, correct and complete copies of all of the Leases affecting the Leased Land, including any and all material amendments or supplements thereto, and guaranties, letters of credit or other security in connection therewith. To Eastview's Actual Knowledge, the subleases identified on EXHIBIT D are the only subleases affecting the Leased Land.

                  10.1.4 Service Contracts; Operating Statements. SCHEDULE 3 attached hereto and made a part hereof, contains a true, correct and complete list of all of the Service Contracts, property management and leasing agreements affecting the Leased Land, and all of such Service Contracts, property management and leasing agreements are in full force and effect. The documents constituting the Service Contracts, property management and leasing agreements that are delivered to BPA are true, correct and complete copies of all of the Service Contracts, property management and leasing agreements affecting the Leased Land. Neither Eastview nor, to Eastview's Actual Knowledge, any other party is in default under any Service Contract, property management or leasing agreement. The Operating Statements to be delivered to BPA pursuant to this Agreement will show all items of income and expense (operating and capital) incurred in connection with Eastview's ownership, operation, and management of the Leased Land for the periods indicated and will be true, correct, and complete in all material respects.

                  10.1.5 Permits. To Eastview's Actual Knowledge, SCHEDULE 4 attached hereto and made a part hereof lists the material permits necessary for the use and operation of the Leased Land, and Eastview does not have Actual Knowledge of and has not received written notice of any intention on the part of the issuing authority to cancel, suspend or modify any of such permits or to take any action or institute any proceedings to effect such a cancellation, suspension or modification.

                  10.1.6 Legal Compliance. To Eastview's Actual Knowledge, Eastview has all approvals, consents, waivers, licenses, permits and certificates necessary for the use and operation of the Leased Land in all material respects, including, without limitation, all certificates of occupancy necessary for the lawful occupancy of the Leased Land, as currently occupied. Eastview does not have Actual Knowledge of and has received no written notice that the Leased Land or the use or operation thereof violates any federal, state or municipal law, code, statute, ordinance, regulation or requirement (including, without limitation, any of the foregoing relating to fire, zoning, building or environmental regulation) or any covenants or restrictions encumbering the Leased Land, in each case, in any material respect.

                  10.1.7 Environmental. To Eastview's Actual Knowledge and except as otherwise described in any environmental report provided to BPA,

                           (1) Eastview nor any tenant, other occupant or any
                  other person, has during the period of Eastview's ownership used the Leased Land or any part thereof for the release, generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws in any material respect;

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

                           (2) Eastview has not received written notice of any
                  inquiry, investigation or pending or threatened action regarding, (i) any release or threatened release originating during the period of Eastview's ownership of any Hazardous Materials at any location at the Leased Land or (ii) any violation originating during the period of Eastview's ownership of any Environmental Law including the conditions of any Permit required under any Environmental Law; and

                           (3) there are no underground storage tanks located on
                  the Leased Land.

                  The term "Environmental Laws" includes, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment, pollution and the protection of human health and as in effect on the Date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the Date of this Agreement, and all state, regional, county, municipal and other local statutory or common laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term "Hazardous Materials" includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), friable asbestos-containing material, urea formaldehyde foam and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

                  10.1.8 Withholding Obligation. Eastview's lease of the Leased Land is not subject to any federal, state or local withholding obligation of BPA under the tax laws applicable to Eastview or Leased Land.

                  10.1.9 Foreign Person. Eastview is not a foreign person within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  10.1.10 ERISA. Eastview is not and is not acting on behalf of an "employee benefit plan" within the meaning of
                           Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3 101 of any such employee benefit plan or plans.

                  10.1.11 Bankruptcy. To Eastview's Actual Knowledge, there are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws contemplated by Eastview or pending against Eastview and regarding the Leased Land.

                  10.1.12 Litigation and Proceedings. Eastview does not have Actual Knowledge of and has received no written notice of any material claims, causes of action or other litigation or proceedings with respect to the ownership or operation of the Leased Land or any part thereof (including material disputes with tenants, mortgagees, governmental authorities, utilities,

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

                           contractors, adjoining land owners and suppliers of goods or services), except possible claims for workers' compensation, personal injury or property damage as are covered by insurance.

                  10.1.13 Change in Zoning Classification, Site Plans and Other Entitlements. To Eastview's Actual Knowledge, there has not been any change in the zoning classification of the Leased Land, the site plans for the Leased Land, any other entitlements with respect to the Leased Land or any of the conditions applicable to the use and development of the Leased Land which, in the aggregate, would impair in any material respect
                           (a) the operation of the Improvements currently located at the Leased Land in the manner currently operated as of the Effective Date, (b) the development of the Greenburgh Core Campus as depicted on EXHIBIT A-1 hereto with approximately 320,000 additional square feet of building improvements (and related parking improvements), which may be used for Biotechology Uses, and (c) the development of the Mount Pleasant Core Campus in accordance with applicable zoning laws in effect as of the Effective Date. As noted in Sections 10.3 and 7.1.1 hereof, the representation and warranty contained in this Section
                           10.1.13 will not be deemed remade at Lease Closing. In the event that Eastview receives notices from governmental authorities from time to time, which notices would render any representation or warranty contained herein inaccurate after receipt of such notice, Eastview shall provide BPA with a copy of such notice promptly after receipt thereof.

                  10.1.14 Utilities. To Eastview's Actual Knowledge, all public utilities for the use, operation and development of the Leased Land, existing and as currently used as of the Effective Date are located in a public right of way abutting the Leased Land and all such utilities are connected so as to serve the Leased Land without passing over or through other property except for land or easement areas available to serve the Leased Land or the utility companies serving the Leased Land without cost to Eastview (or after the Lease Closing, BPA).

         10.2 BPA's Representations and Warranties. As a material inducement to Eastview to execute this Agreement and consummate this transaction, BPA represents and warrants to Eastview that:

                  10.2.1 Organization and Authority. BPA has been duly organized and is validly existing as a California corporation, in good standing in the State of California, and will be qualified to do business in the state in which the Real Property is located on the Lease Closing Date. BPA has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by BPA at Lease Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of BPA, enforceable in accordance with their terms.

                  10.2.2 Conflicts and Pending Action. To BPA's knowledge, there is no agreement to which BPA is a party or to BPA's knowledge binding on BPA which is in conflict with this Agreement. There is no action or proceeding pending or, to BPA's knowledge, threatened against BPA which challenges or impairs BPA's ability to execute or perform its obligations under this Agreement.

                  10.2.3 "As-Is" Purchase. As of the expiration of the Due Diligence Period, BPA will have:

                  (a) examined and inspected the Leased Land and will know and be satisfied with the physical condition, quality, quantity and state of repair of the Leased Land in all respects including, without limitation, the physical condition of the central plant and powerhouse equipment, and parking areas as referenced in Paragraph 2.1.2 above, and by proceeding with this transaction following the expiration of the Due Diligence Period shall be deemed to have determined that the same is satisfactory to BPA except for issues that arise between the end of the Due Diligence Period and Lease Closing Date, provided, however, that nothing contained herein shall be construed to be deemed to relieve Eastview of its obligations and liability with respect to Eastview's Warranties but subject to the limitations on Eastview's liability with respect to Eastview's Warranties (as the same may be modified in accordance with Section 7.1.1 hereof) contained in this Agreement.

                  (b) reviewed the Property Information and all instruments, records and documents which BPA deems appropriate or advisable to review in connection with this transaction, and BPA, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to BPA, provided, however, that nothing contained herein shall be construed to be deemed to relieve Eastview of its obligations and liability with respect to Eastview's Warranties but subject to the limitations on Eastview's liability with respect to Eastview's Warranties ( as the same may be modified in accordance with Section
         7.1.1 hereof) contained in this Agreement;

                  (c) reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Leased Land, and BPA, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to BPA; and at its own cost and expense, made its own independent investigation respecting the Leased Land and all other aspects of this transaction, and shall have relied thereon and on the advice of its consultants in entering into this Agreement, and BPA, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to BPA, provided, however, that nothing contained herein shall be construed to be deemed to relieve Eastview of its obligations and liability with respect to Eastview's Warranties but subject to the limitations on Eastview's liability with respect to Eastview's Warranties (as the same may be modified in accordance with Section
         7.1.1 hereof) contained in this Agreement.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR HABITABILITY BY EASTVIEW. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT EXCEPT FOR EASTVIEW'S REPRESENTATIONS AND WARRANTIES IN PARAGRAPH 10.1 OF THIS AGREEMENT AND ANY WARRANTIES OF TITLE CONTAINED IN THE TRANSFER DOCUMENTS DELIVERED AT THE CLOSE OF ESCROW (COLLECTIVELY, "EASTVIEW'S WARRANTIES"). BPA AGREES TO ACCEPT THE LEASED LAND ON AN "AS IS" AND "WHERE IS" BASIS WITH ALL LATENT AND PATENT DEFECTS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, ALL OF WHICH EASTVIEW HEREBY DISCLAIMS, EXCEPT FOR EASTVIEW'S WARRANTIES. NO WARRANTY OR REPRESENTATION IS MADE BY EASTVIEW AS TO THE ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT EXCEPT FOR EASTVIEW'S WARRANTIES. BPA ACKNOWLEDGES THAT BPA HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE LEASED LAND AND THAT BPA IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES (EITHER EXPRESS OR IMPLIED) MADE BY EASTVIEW OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON EASTVIEW'S BEHALF CONCERNING THE LEASED LAND EXCEPT FOR EASTVIEW'S WARRANTIES.

WITH RESPECT TO THE FOLLOWING, BPA FURTHER ACKNOWLEDGES AND AGREES THAT EASTVIEW SHALL NOT HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY OF ANY KIND AND THAT EASTVIEW HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO:

         1. THE CONTENT OR ACCURACY OF ANY REPORT, STUDY, OPINION OR CONCLUSION PREPARED BY ANY ENGINEER OR OTHER PERSON OR ENTITY WHO HAS EXAMINED THE LEASED LAND OR ANY ASPECT THEREOF;

         2. THE CONTENT OR ACCURACY OF ANY OF THE ITEMS (INCLUDING, WITHOUT LIMITATION, THE DUE DILIGENCE ITEMS) DELIVERED TO BPA PURSUANT TO BPA'S REVIEW OF THE CONDITION OF THE LEASED LAND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN EASTVIEW'S WARRANTIES; OR

         3. THE CONTENT OR ACCURACY OF ANY MARKETING ANALYSIS OR OTHER INFORMATION GIVEN TO BPA BY EASTVIEW OR REVIEWED BY BPA WITH RESPECT TO THE LEASED LAND.

BPA IS A SOPHISTICATED REAL ESTATE INVESTOR AND IS, OR WILL BE AS OF THE CLOSE OF ESCROW, FAMILIAR WITH THE LEASED LAND AND ITS SUITABILITY FOR BPA'S INTENDED USE. THE PROVISIONS OF THIS PARAGRAPH 10.2.3 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE DOCUMENTS EXECUTED AT CLOSE OF ESCROW.

BPA OR ANYONE CLAIMING BY, THROUGH OR UNDER BPA, HEREBY FULLY AND IRREVOCABLY RELEASES EASTVIEW AND EASTVIEW'S AGENTS AND

REPRESENTATIVES FROM ANY AND ALL CLAIMS THAT IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST EASTVIEW AND EASTVIEW'S AGENTS OR REPRESENTATIVES FOR ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, ACTION OR CAUSE OF ACTION, WHETHER FORESEEN OR UNFORESEEN, ARISING FROM OR RELATED TO THE PRESENCE OF ENVIRONMENTALLY HAZARDOUS, TOXIC OR DANGEROUS SUBSTANCES, OR ANY OTHER CONDITIONS (WHETHER PATENT, LATENT OR OTHERWISE) AFFECTING THE LEASED LAND INCLUDING, WITHOUT LIMITATION, ANY RIGHTS THAT BPA SHALL HAVE AT ANY TIME TO RECOVER RESPONSE COSTS, CONTRIBUTIONS OR DAMAGES UNDER THE ENVIRONMENTAL LAWS, EXCEPT FOR CLAIMS AGAINST EASTVIEW BASED UPON ANY OBLIGATIONS AND LIABILITIES OF EASTVIEW EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING EASTVIEW'S WARRANTIES. BPA FURTHER ACKNOWLEDGES AND AGREES THAT THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO UNKNOWN AND SUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.

         10.3 Survival of Representations and Warranties. The representations and warranties set forth in this ARTICLE 10 are made as of the Effective Date and are remade as of the Lease Closing Date (except for the representations and warranties of Eastview contained in Section 10.1.13 hereof, which shall not be deemed to be remade as of the Lease Closing Date) and shall not be deemed to be merged into or waived by the instruments of Lease Closing, but shall survive for a period of 270 days following Lease Closing Date and thereafter be deemed terminated unless a suit is filed thereupon in a court of competent jurisdiction by BPA on or before such 270th day. Anything contained in this Agreement to the contrary notwithstanding, if (x) BPA has actual knowledge of any inaccuracy in any representation or warranty of Eastview, whether as a result of notice from Eastview or BPA's own investigations or inquiries, or (y) the Property Information or any other material provided or made available to BPA by Eastview or received by BPA from any third party (including, without limitation, any Tenant Estoppels or any report provided to BPA by any contractor or consultant engaged by BPA in connection with BPA's investigation of the Leased Land) is in any way inconsistent with any representation or warranty of Eastview and, notwithstanding the foregoing, BPA nonetheless proceeds with the Lease Closing, then Eastview's representations and warranties shall be deemed qualified and amended to the full extent of BPA's knowledge of such inconsistent information prior to the Lease Closing, BPA shall be deemed to have accepted and approved Eastview's representations and warranties as so qualified and amended, and BPA shall have no right or remedy, and Eastview shall have no obligation or liability, on account thereof.

         10.4 Actual Knowledge. "Actual Knowledge" of Eastview shall mean the actual, personal knowledge of Peter Gilpatric, David Klock, James Brierley and John Tucker with no imputation of knowledge and duty of investigation or inquiry.

         10.5 Limitation on Claims. Notwithstanding anything in this Agreement to the contrary, Eastview shall have no liability to BPA for any claim, liability, obligation, demand or cause of action against Eastview for any breach or default of any representation, warranty or covenant contained in this Agreement (a "BPA Claim") unless all BPA Claims collectively aggregate more than One Hundred Thousand and No/100 Dollars ($100,000.00), in which event the full amount of such valid BPA Claims shall be actionable, subject to the next sentence. The maximum aggregate liability of Eastview on account of BPA Claims in this Article 10 shall not exceed One Million and No/100 Dollars ($1,000,000.00). BPA agrees to first seek recovery under any applicable insurance policies, service contracts, warranties, guaranties and Leases prior to seeking recovery from Eastview. Eastview shall not be liable to BPA to the extent any

BPA Claim is satisfied from such insurance policies, service contracts, warranties, guaranties or Leases and BPA hereby waives any and all rights of subrogation with respect thereto. As a specifically bargained for allocation of risk and liability, BPA hereby expressly waives and releases any and all rights and remedies BPA may have on account of any breach or default of any Eastview representation, warranty or covenant contained in this Agreement to the extent
(i) the valid BPA Claims for all such breaches and defaults do not collectively aggregate more than One Hundred Thousand and No/100 Dollars ($100,000.00); (ii) the aggregate liability of Eastview on account of all such BPA Claims exceeds One Million and No/100 Dollars ($1,000,000.00); or (iii) the BPA Claim is satisfied from such insurance policies, service contracts, warranties, guaranties, or Leases.

         10.6 Exculpation. The managers, members, and any officers, directors and controlling persons of Eastview shall have no liability to BPA or any other person in any way related to this Agreement or the transactions contemplated by this Agreement including, without limitation, the provisions in Paragraphs 3.3, 10.1, 11.9 and 11.15. The managers, members, and any officers, directors and controlling persons of BPA shall have no liability to Eastview or any other person in any way related to this Agreement or the transactions contemplated by this Agreement.

                           ARTICLE 11. MISCELLANEOUS

         11.1 Parties Bound; Assignment. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that upon 5 days prior written notice to Eastview, BPA may assign this Agreement without Eastview's consent to the legal entity that is or will be the issuer in BPA's IPO or to a subsidiary wholly owned, directly or indirectly, by BPA. BPA shall not be relieved of its obligations hereunder in the event of any such assignment and the issuer in BPA's IPO or such subsidiary, as the case may be, must assume and remake for itself all the representations and warranties contained in Paragraph 10.2 above upon such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

         11.2 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

         11.3 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

         11.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

         11.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

         11.6 Survival. Except as specifically provided herein to the contrary, the provisions of this Agreement and the obligations of the parties not fully performed at Lease Closing shall survive Lease Closing for nine months and shall not be deemed to be merged into or waived by the instruments of Lease Closing. Any claim for performance of an obligation after Lease Closing shall be barred and shall lapse unless a claim is made in writing, with a description of the claim made, on or before the first anniversary of Lease Closing.

         11.7 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

         11.8 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Subject Land, including, without limitation, the letter of intent dated May 24, 2004, between BPA and Eastview. This Agreement may be amended or supplemented only in writing by a non-electronic instrument executed by the party against whom enforcement is sought. For the avoidance of doubt, copies of signed instruments that are electronically transmitted by email or facsimile constitute a writing for this purpose.

         11.9 Press Releases and Disclosures. Neither Eastview nor BPA will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party except those disclosures that are required by securities law(s), including the Securities Act of 1933, or contractual obligation (in which case notice shall be timely provided to the other party of such requirement and disclosure). Subject to the terms and conditions in the Confidentiality Agreement between BPA and Eastview dated May 10, 2004, the foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental, regulatory, disclosure, tax and reporting requirements, or from Eastview making disclosures in the ordinary course of its due diligence inspections and contacts with third parties related thereto. Notwithstanding the foregoing, (a) BPA shall have the right in connection with BPA's IPO to make full and fair disclosures to prospective investors and their advisors that are required in connection with securities offerings by companies whose primary business is the development, ownership and leasing of real properties including without limitation all real property and financial information required by Form S-11 under the Securities Act of 1933 and any other Securities and Exchange Commission filings required in connection with BPA's IPO, any corresponding regulations of the Securities and Exchange Commission and any comments by the Securities and Exchange Commission with respect to its review of any such registration statement or filngs, (e.g., disclosure as to the condition of such properties and any present or prospective improvements thereon, the vacancy experiences at such company's properties (including in this case the vacancy experiences of space within the Greenburgh Core Campus or the Mount Pleasant Core Campus), the tenants at such company's properties, information regarding the credit worthiness of such tenants, the relative space leased by such tenants, the durations (including extension or expansion options) of the various leases, the rents and expense contributions required under the leases, and other terms of the pertinent leases that reasonably could be considered to be material to a decision to invest in a company whose business it is to own property leased to such tenants), and (b) any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation)
(i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

         11.10 Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith.

         11.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in EXHIBIT
J. Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (ii) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender's machine, or (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

         11.12 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         11.13 Remedies Cumulative. Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

         11.14 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Subject Land is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 6 p.m., New York time.

         11.15 Future Financial and SEC Requirements. Upon BPA's request, for a period of two years after Lease Closing, Eastview shall make the books and records of the Leased Land available to BPA for inspection, copying and audit by BPA's designated accountants, and at BPA's expense. From and after the Effective Date, Eastview shall provide BPA, but without third-party expense to Eastview, with copies of, or access to, such factual information as may be reasonably requested by BPA, and in the possession or control of Eastview, to enable BPA to comply with applicable filing requirements of the Securities and Exchange Commission ("SEC"). BPA or its designated independent or other accountants may audit the operating statements of the Leased Land, and Eastview shall supply such documentation in its possession or control as BPA or its accountants may reasonably request in order to complete such audit and shall provide to BPA's auditors a representation letter appropriate for a privately held company from Eastview or its representative reasonably satisfactory to Eastview and its auditors and reasonably satisfactory to BPA's auditors in connection with such audit. BPA agrees that BPA's auditors are the only persons entitled to rely on the representation letter and the representation letter shall only be addressed to BPA's auditors. Neither the representation letter nor any information furnished by Eastview to BPA's auditors shall confer any rights upon, or create any liability to BPA beyond the express terms of this Agreement including, without limitation, Paragraphs 10.3 and 10.5.

         11.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or electronic PDF counterparts of the signature pages.

         11.17 Section 1031 Exchange. Eastview may consummate the purchase of Leased Land as part of a so-called like kind exchange (the "Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (i) Lease Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Eastview's obligations under this Agreement; (ii) Eastview shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary;
(iii) BPA shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) Eastview shall pay any additional costs or liabilities that would not otherwise have been incurred by BPA had Eastview not consummated its purchase through the Exchange. BPA shall not by this agreement or acquiescence to the Exchange have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to BPA that the Exchange in fact complies with Section 1031 of the Code.

         11.18 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Lease Closing, each party agrees to perform, execute and deliver, on or after Lease Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of Leased Land to BPA.

         11.19 Waiver of Jury Trial. BPA AND EASTVIEW DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY BPA OR EASTVIEW AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL

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

THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR EASTVIEW TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY BPA AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

         11.20 Memorandum of Agreement. BPA shall not record this Agreement nor any memorandum of this Agreement in the land records for Westchester County and any recording in violation of this Paragraph 11.20 shall constitute a material default on the part of BPA hereunder.

         11.21 TIME OF THE ESSENCE. TIME SHALL BE OF THE ESSENCE WITH RESPECT TO THE PARTIES' OBLIGATIONS UNDER THIS AGREEMENT.

[Signature Page Follows]

                                SIGNATURE PAGE TO
                    AGREEMENT TO ENTER LEASE OF REAL PROPERTY
                                 BY AND BETWEEN
                              EASTVIEW HOLDINGS LLC
                                       AND
                        BERNARDO PROPERTY ADVISORS, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

EASTVIEW:                           BPA:

EASTVIEW HOLDINGS LLC               BERNARDO PROPERTY ADVISORS, INC.

By /s/ DAVID W. KLOCK               By /S/ ALAN D. GOLD
    ___________________________       _____________________________
    Name: David W. Klock                Alan D. Gold
    Title: Senior Vice President        Chairman, President and Chief Executive
                                        Officer

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of EXHIBIT E hereof.


                                    ESCROW AGENT:

                                    CHICAGO TITLE INSURANCE COMPANY

                                    By /s/ ELIOT HURWITZ
                                       __________________________________

                                       Name: Eliot Hurwitz
                                              ____________________________

                                       Title: VP and Chief Commercial Counsel
                                              ___________________________

                                       Dated: June 21, 2004
                                              ___________________________


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